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                                  EXHIBIT 99.1

                TRIPLE-S, INC. CONFIDENT WITH ITS NEW TAX STATUS

Press Release                                            Contact: Vivian Lopez
                                                         Telephone: 787-749-4117

San Juan, PR, July 31, 2003 - The President of Triple-S, Inc., Socorro Rivas, announced today that the Banking and Insurance Commission of the House of Representatives of Puerto Rico ended its investigation on the tax exemption that has been conferred to Triple-S, Inc. for more than 20 years. The Commission concluded that the tax exemption should be discontinued given the fact that Triple-S, Inc. is a for profit corporation. The Commission is presided by the Honorable Roberto Rivera Ruiz de Porras, under whose lead the investigation was initiated.

Mrs. Rivas also announced that the Treasury Department notified Triple-S, Inc. today about the termination of the tax exemption that had been granted to the company.

"The end of the exemption answers to a new policy set by the Treasury Department according to which tax exemptions under Section 1101(6) of the Internal Revenue Code will not apply to corporations organized as for profit, which is Triple-S, Inc.'s case," said Rivas.

Rivas explained that the termination should not have a negative effect on the operations and financial strength of Triple-S, Inc., or on its affiliates, subscribers and providers.

According to Rivas, the decision was submitted for study to the Office of the Insurance Commissioner of Puerto Rico, to evaluate the financial impact that this termination could have on Triple-S, Inc. The result of the evaluation was that there will not be a significant impact.

"The termination will not have a significant impact on Triple-S, Inc.'s operations or financial condition, nor on its subscribers or providers, and neither, of course, will it have an adverse effect on the affiliates that are part of the Triple-S Group." said the Assistant Insurance Commissioner, Dorelisse Juarbe Jimenez.

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Rivas said, "We abided this decision with full confidence in Triple-S, Inc. as a solid and dynamic corporation that has always sought the most innovative strategies to offer services and benefits to its insured, providers and the community in general. The culmination of this issue allows Triple-S, Inc. to focus all of its efforts towards its future development for the benefit of all of its constituents." Rivas recognized the thoroughness of the work done by the Bank and Insurance Commission of the House of Representatives and its President, Roberto Rivera Ruiz de Porras.

According to Ramon Ruiz, President of Triple-S Management, $51.7 million will be paid to the Treasury Department. "The payment will be made in two installments. For the first installment, of about $37 million and to be carried out July 31 of the current year we will use financing; the second installment will take place on April 24, 2004 along with the amount that would be the Triple-S's income tax responsibilities for year 2003, estimated at $15 million for a total of $66.7 million," said Ruiz.

Rivas indicated that even with the payment, Triple-S, Inc. maintains and complies with all the capital requirements of the regulatory agencies. "This event does not alter the Corporation's operations, and we will keep offering the same services, plans and benefits that we have offered up today," said Rivas, adding that because of the new tax status, Triple-S, Inc. will make changes in its investment portfolio strategy. "In fact, investments have been the main source of revenue for the past 22 years," said Rivas.

"The Triple-S, Inc. of today and tomorrow's Triple-S, is the Triple-S, Inc. of always, a corporation that for more than 40 years has grown with Puerto Rico, guided by a service philosophy that has insured and will keep insuring access to the best and highest quality services for all the segments of our society, the same Triple-S that will continue its contribution to the solid state of the industry as well as of Puerto Rico's economy," said Rivas.

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